UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
__________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 18, 2007
__________________________

FP TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in its Charter)
__________________________

Delaware	000-28515	20-3446646
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

181 Wells Avenue, Suite 100, Newton, Massachusetts 02459
(Address of Principal Executive Offices) (Zip Code)

(617) 928-6001
(Registrant’s telephone number,
including area code)

__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  Effective April 18, 2007, Mark A. Tunney became a director of FP Technology, Inc. (the “Company”). Mr. Tunney was elected by the directors to fill a vacancy on the Board of Directors of the Company. It is expected that Mr. Tunney will serve as a member of the Compensation Committee, the Audit Committee and the Nominating Committee of the Board of Directors.

Mr. Tunney has 20 years of experience investing in public and private companies. He is the founder and owner of Lionshead Capital Management, LLC.  Through its joint venture with JMG Capital Management, LLC and Pacific Assets Management, LLC, Lionshead Capital makes direct investments in publicly-traded small and mid-cap companies.  Previously, Mr. Tunney was a partner at Bristol Capital Advisors, LLC. Before that, Mr. Tunney was a Senior Vice President in the corporate finance department of Tucker Anthony Sutro where he specialized in M&A and financing public and private companies in the technology and healthcare sectors. Mr. Tunney also worked at Ocean Capital Corporation, a Los Angeles-based private equity firm, and Dean Witter Reynolds Inc. in New York in the technology group of the corporate finance department. Mr. Tunney received a B.A. in History with Honors from UCLA and an M.B.A. from the UCLA Anderson School of Management.

Mr. Tunney will serve an initial term until the next annual meeting of stockholders.

The Board has approved a grant of restricted stock to Mr. Tunney of 60,000 shares of common stock to Mr. Tunney, vesting pro rata 1/24th per month over a two year period, and subject to other conditions to be set forth in a written agreement under the Company’s 2006 Stock Incentive Plan. Additionally, the Board has approved a one-time cash award to Mr. Tunney of approximately $84,000 to compensate for any tax liability associated with the restricted stock grant. If Mr. Tunney’s tax liability should be greater than the above-mentioned payment, the Board will use reasonable efforts to work with Mr. Tunney to resolve any additional tax liability.

Each member of the Board of Directors who is not an employee (each a “non-employee director”) receives an annual retainer of $10,000 and will receive $1,000 for each meeting of our Board of Directors attended either in person or telephonically. Non-employee directors receive $500 for each committee meeting attended either in person or telephonically, unless such committee meeting shall last more than one hour. In such case the committee meeting fee will be $1,000. Non-employee directors may also receive additional compensation for attending special meetings of the Board of Directors and such additional compensation may not be equal among the individual non-employee directors. Such additional compensation is intended to reflect special efforts of such board members. Board members will be reimbursed for reasonable travel expenses associated with attending any meetings of the Board of Directors or committees of the Board of Directors. Mr. Tunney will be compensated as a non-employee director.

As previously disclosed on a Form 8-K filed by the Company with the Securities and Exchange Commission on April 4, 2006, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") with certain institutional investors (the “Purchasers”) pursuant to which the Buyers agreed to purchase (i) the Company's Senior Secured Nonconvertible Notes due 2011 (the "Nonconvertible Notes") in an aggregate principal amount of $50,000,000; and (ii) warrants (the "Warrants") to acquire in the aggregate up to 6,875,000 shares of Company common stock in such amounts set forth opposite each Buyer's name in the Schedule of Buyers attached to the Purchase Agreement (the "Warrant Shares"). The purchase and sale of the Nonconvertible Notes and Warrants was consummated on March 29, 2006. Also, as previously disclosed on Form 8-K filed with the Securities and Exchange Commission on January 25, 2007, the Company on January 24, 2007, entered into a Master Exchange Agreement (the “Exchange Agreement”) with each of the Purchasers pursuant to which the Company exchanged with the Purchasers all of their outstanding (i) Nonconvertible Notes and (ii) Warrants for the following aggregate consideration:

•	$45,000,000 in cash plus accrued interest on the Senior Secured Nonconvertible Notes Due 2011;

•	A new issue of Senior Secured Convertible Notes Due 2009 in the aggregate principal amount of $5,600,000 (the “New Notes”), issued under an indenture with The Bank of New York (the “New Indenture”);

•	Warrants to purchase an aggregate of 1,214,285 shares of Common Stock at an exercise price of $7.00 per share (the “New Warrants”); and

•	1,500,000 fully-paid shares of Common Stock (the “New Shares”).

Lionshead Capital Management, LLC acted as a consultant to JMG Capital Management, LLC and Pacific Assets Management, LLC, which are the investment managers of JMG Capital Partners LP and JMG Triton Offshore Fund, Ltd., respectively, regarding the Purchase Agreement and the Exchange Agreement described above. Lionshead participates in the net profits of transactions that the JMG funds consummate as a result of Lionshead’s efforts. To the Company’s knowledge, JMG Capital Partners LP and JMG Triton Offshore Fund, Ltd. each currently own New Notes in the principal amount of $378,000, 81,964 New Warrants and 101,250 New Shares. The Company did not enter into any transactions directly with Lionshead Capital Management, LLC or Mr. Tunney relating to the Purchase Agreement or the Exchange Agreement and has had no other prior financial relationship with Lionshead Capital Management, LLC or Mr. Tunney.

Item 9.01 (d) Exhibit index.

Exhibit No.	Description
99.1	Form of Letter Agreement between the Registrant and Mark A. Tunney, effective April 18, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FP TECHNOLOGY, INC.

Date: April 23, 2007	By:	/s/ Stephen Peary

Chief Financial Officer